Raime Leeby Joins DHI Group, Inc. as Chief Financial Officer

Strategic financial executive brings a deep background from emerging high-growth startups to Fortune 500 public companies to DHI

CENTENNIAL, Colo., October 30, 2023, DHI Group, Inc. (NYSE: DHX) ("DHI" or the "Company") today announced it has hired Raime Leeby as its new Chief Financial Officer. Based in Denver, Ms. Leeby will have overall responsibility for the financial organization, including financial planning, accounting, financial reporting, investor relations, treasury, internal audit and tax.

“It’s not often you come across a CFO with such vision and strategic outlook as Raime. We were drawn to her versatile skillset and unique blend of strategic and financial acumen,” said Art Zeile, Chief Executive Officer. “Raime’s deep experience working across many parts of the organization will be an ideal fit as DHI further executes upon our product-driven strategy, delivering for technology professionals, employers seeking tech talent and our shareholders.”

Ms. Leeby brings over 23 years of financial experience, including working at public companies and high-growth startups. Before joining DHI, she served as Chief Strategy Officer and interim CFO at US Med-Equip, a company that provides life-saving medical equipment and solutions to hospitals across the nation.

Earlier, she served as CFO and VP of Strategic Accounts at mission-driven biotech company AlloSource, where she was responsible for finance, accounting, IT and strategic account sales. Previously, she served as CFO and COO at tech education company Galvanize, where she oversaw finance and operations. For nearly a decade, Ms. Leeby worked at Fortune 500 technology company Arrow Electronics (NYSE: ARW) serving in roles of increasing responsibility culminating in the CFO of Global Components, a business unit operating in the Americas, Asia and EMEA. Prior to Arrow, Ms. Leeby held financial positions at Level 3 Communications and PricewaterhouseCoopers.

“DHI has a strong investment story and bright spots in the business that I’m looking forward to communicating to the investor audience and shareholders. I’m excited to dive in and execute plans that meet the Company’s strategic and financial goals,” said Raime Leeby, Chief Financial Officer at DHI.

Ms. Leeby earned a BSFS in international economics from Georgetown University. She serves on the board of advisors for SparkFun Electronics and recently completed two terms as a board member and treasurer for the Women First International Fund.
About DHI Group, Inc.

DHI Group, Inc (NYSE: DHX) is a provider of AI-powered career marketplaces that focus on technology roles. DHI's two brands, Dice and ClearanceJobs, enable recruiters and hiring managers to efficiently search for and connect with highly skilled technology professionals based on the skills requested. The Company's patented algorithm manages over 100,000 unique technology skills. Additionally, our marketplaces allow tech professionals to find their ideal next career opportunity, with relevant advice and personalized insights. Learn more at www.dhigroupinc.com.

Investor Contact
Todd Kehrli or Jim Byers
MKR Investor Relations, Inc.
212-448-4181
ir@dhigroupinc.com

Media Contact
Rachel Ceccarelli
VP Engagement
212-448-8288
media@dhigroupinc.com